Exhibit 99.2

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-06-12/11:00 a.m. ET
Confirmation # 65160720

MET-PRO CORPORATION

Moderator:  Kevin Bittle
December 6, 2012
11:00 a.m. ET

Operator:
Good morning, my name is LaShonda and I will be your conference operator today. At this time I would like to welcome everyone to the Met-Pro third-quarter results conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question-and-answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key. Thank you.

Mr. Kevin Bittle, you may begin your conference.

Kevin Bittle:
Good morning and welcome to Met-Pro Corporation's earning conference call for the third quarter ended October 31, 2012. My name is Kevin Bittle and I'm with the Company's Creative Services Department. With me on our call this morning are Ray De Hont, our Chief Executive Officer and President, and Neal Murphy, our Vice President of Finance and Chief Financial Officer.

Before we begin I'd like to remind everyone that any statements made today with regards to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-06-12/11:00 a.m. ET
Confirmation # 65160720

Please refer to our year-end report for the fiscal year ended January 31, 2012 that was filed with the SEC for important factors that, among others, could cause our actual results to differ from any results that might be projected, forecasted or estimated in any of our forward-looking statements.

With that I will now turn the call over to Ray. Ray?

Ray De Hont:
Thank you, Kevin. Good morning, everyone, and welcome again from Harleysville, Pennsylvania. Earlier this morning we released our financial results for the third quarter of fiscal 2013 which ended on October 31, 2012. I hope all of you have had the opportunity to review them. In a moment, Neal Murphy will provide more specific comments on the quarter's financial results, but first I would like to offer my perspective on our performance.

We are pleased with the results for the third quarter, which improved significantly compared with the same quarter last year despite a challenging global business environment. In particular, we are pleased with the improved performance of our Product Recovery/Pollution Control Technologies business segment where we have implemented new programs to reduce costs and drive strong top-line growth into improved bottom-line results.

Net sales in the quarter were up 18 percent when compared with the third quarter last year and were the second best quarterly net sales total in the Company's history. The increase was led by growth in our two largest business segments, Fluid Handling Technologies and Product Recovery/Pollution Control Technologies, and included significant domestic and international growth.

Focus on execution and cost control enabled us to achieve a solid gross profit margin for the quarter of 35.8 percent and reduce total selling, general and administrative expenses to 21.5 percent of sales. This, together with the strong top-line growth, led to a 34 percent increase in net income when compared with the third quarter last year.

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-06-12/11:00 a.m. ET
Confirmation # 65160720

Focus on execution and cost control also resulted in profitability for each of our four business segments in the quarter.

Though the pace of firm orders received in the third quarter slowed as compared with the third quarter last year, our order backlog and quotation activity remained strong.

Before turning the call over to Neal, I am pleased to announce that in October the Board of Directors increased the quarterly dividend by 2.1 percent to $0.0725, or $0.29 per share on an annualized basis. The new higher dividend will be payable December 17, 2012 to shareholders of record at the close of business on December 3, 2012. This is the 22nd consecutive year that Met-Pro Corporation has paid a cash dividend. Neal?

Neal Murphy:
Thank you, Ray, and good morning, everyone. Today Met-Pro reported third-quarter 2013 net sales of $29.8 million, up 18 percent from the third quarter last year. And net income of $2.8 million, a 34 percent increase from the prior year third quarter.

Net sales in our Product Recovery/Pollution Control Technologies segment were $13.6 million, up 14 percent from the third quarter a year ago. For the quarter, this segment generated a $900,000 operating profit - strong progress from a disappointing second quarter in which we reported an operating loss in this segment.  As Ray mentioned, we've been focusing on implementing a number of programs for this segment. We are pleased with the improved performance for the quarter and it will remain a high focus area as we strive to further drive strong top-line growth into improved bottom-line results.

Turning to our Fluid Handling Technologies segment, net sales in the third quarter were up 45 percent to $10.6 million. Operating margins were also quite strong at 29.3 percent for the quarter resulting in operating income of $3.1 million as compared to $1.7 million in last year's third quarter. Results in this segment were aided by a previously announced $6 million Fybroc contract, a substantial component of which was shipped during this quarter.

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-06-12/11:00 a.m. ET
Confirmation # 65160720

Net sales in our Mefiag Filtration Technologies reporting segment were down approximately $200,000 from the prior year third quarter due to softness in Europe. However, effective cost management resulted in flat income from operations despite the reduced sales level.

Finally, net sales and our Filtration/Purification Technologies segment decreased approximately $200,000 from the prior year third quarter due to weak municipal demand. But again, we were able to maintain profitability levels in this segment through effective cost management.

On a geographic basis 31 percent of third-quarter net sales were generated from international projects, as we continue to gain global market acceptance of our products.

For the third quarter we reported consolidated gross margins of 35.8 percent, down from a strong 37 percent in the third quarter of last year. More importantly, we were able to quickly restore gross margins to historical levels after reporting 31.1 percent gross profit margins in the second quarter this year. The sequential improvement in gross margins over the second quarter is attributable to improved mix, better execution and cost control.

Selling, general and administrative expenses in the quarter were 21.5 percent of revenues, well below 25.1 percent of revenues in the third quarter of last year, as we have made substantial progress in managing and leveraging our SG&A infrastructure as we continue to grow.

Quarter to quarter volatility is inherent in our business and it's important therefore to look at performance on a year-to-date basis also. Net sales for the nine months of this year are $83 million, or a 16 percent increase over the prior year's first nine months, and net income is $5.7 million for a 14 percent improvement over the first nine months of last year.  Beyond strong net sales growth both for the quarter and year to date, we have been able to maintain a historically high level of order backlog, and entering the fourth quarter, our order backlog is $28.6 million.

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-06-12/11:00 a.m. ET
Confirmation # 65160720

Met-Pro's balance sheet remains strong with cash on hand and short-term investments at October 31, 2012 of $32.9 million and debt levels dropping to $2.8 million.

With that I will now turn the call back to Ray for some closing comments.

Ray De Hont:	Thank you, Neal. Just a few concluding thoughts before we open the call to your questions.

We are pleased with the results to date of the programs we've implemented to further drive strong top-line growth and to improve bottom-line results and we are committed to further improvements going forward.

Quotation activity remains strong and our order backlog remains consistent with a year ago giving us a solid foundation for future growth.  As we execute our strategy we continue to create new opportunities that will support both our top-line growth and bottom-line objectives.

We previously guided that our Product Recovery/Pollution Control Technologies segment would return to profitability by the end of the year; that we anticipated full-year earnings to exceed last year's earnings; and that SG&A would trend in the 22 percent to 23 percent of revenue range by the end of the year. This quarter demonstrates that we have made solid progress in each of these areas and we anticipate continued improvement in each of these areas as we move forward.

While there is continuing economic uncertainty in the US and other key global economies that could impact our forecast, we expect to report growth in full-year earnings this fiscal year, which would be our third consecutive year having done so and we are well positioned to continue this trend next fiscal year.

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-06-12/11:00 a.m. ET
Confirmation # 65160720

We continue to remain confident that over the long term Met-Pro Corporation is well positioned to capitalize on the powerful trends towards global environmental stewardship, energy efficiency and process improvement.

I would like to thank the many loyal, dedicated and talented employees who have contributed to our success as well as thank our shareholders for their continued support. I would also like to thank all of you for your participation in today's call.

I will now turn a call back to Kevin Bittle.

Kevin Bittle:	Thank you, Ray. We would now welcome any questions you may have. I would like to ask our operator, LaShonda, to provide instructions for this portion of the call.

Operator:	Again, if you would like to ask a question, please press star then the number one on your telephone keypad.

The first question comes from the line of William Bremer, Maxim Group.

William Bremer:
Let's start off, nice quarter. Let's go right into the Fluid Handling segment. Of the $6 million order, some of it was realized -- about a third of it was realized second quarter, the bulk of it this quarter. What type of guidance can you provide for the realization of the completion of this order for the fourth, how much is left?

Neal Murphy:	There's about 15 percent of the order will ship in the fourth quarter, effectively it already has.

William Bremer:	OK, great. And then let's move up to the Product Recovery/Pollution Control arena. How much more restructuring in that segment is still to come?

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-06-12/11:00 a.m. ET
Confirmation # 65160720

Ray De Hont:
There is more to come, Bill; it is more moving some of the players around in the division as far as to get better efficiencies. And also how we not only quote the projects but execute the projects. And we have made some good strides in that area over the last several months when compared to earlier this year, the second quarter and the first quarter.

So we are continuing to push and pull on that organization to get it to a point not only where it is profitable but where we can drive that strong top-line growth down into better bottom-line results.

William Bremer:	Do we make the assumption that the fourth quarter, which has always been historically its strongest quarter, plays through this year as well?

Ray De Hont:
Really, when you look at it, Bill, there is volatility in the quarters. When you look back historically there are years where our third quarter or our second quarter were our best quarters. So there is really no trend that would say that the fourth quarter should be the highest each year; there is volatility in the quarter-to-quarter type results in our business.

William Bremer:	OK.

Neal Murphy:
I'm sorry, to add to it, I think what you should take away and what we take away from the quarter is that we validated that the prior quarter was a bit of an aberration and we have made strong progress. There is always going to be quarter-to-quarter volatility, but we feel like we have made some good progress, we have executed better, some of the leadership changes we have made are starting to pay off. We still have -- we have work to do in that segment.

William Bremer:	OK and what are your operating margins targeted for that segment after this restructuring is complete? Are we still looking for 8 percent to 10 percent consistently?

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-06-12/11:00 a.m. ET
Confirmation # 65160720

Neal Murphy:
We haven't specifically guided on the margins and really aren't prepared to guide on the margins. We did guide that we would -- the last quarter that we would get back to profitability and on a full-year basis we have gotten there. And we think that there is still room for improvement versus where we came in in margins in the third quarter.

William Bremer:	All right, and my final question really stems on the potential for some acquisitions or the use of cash north of $2 per share net cash here. What are the plans here?

Ray De Hont:
When we look at it, Bill, there are some nice possibilities out there. But our primary focus for the short-term, given the economic uncertainty, is to maintain our dry powder and drive top- and bottom-line organic growth.

William Bremer:	OK, gentlemen, thank you.

Operator:	Your next question comes from the line of Jinming Liu, Ardour Capital Investments.

Jinming Liu:	My first question is related to your outlook for next year. So what you are planning to do to make sure we all see growth in sales and earnings for next fiscal year?

Ray De Hont:
Well, I think right now what we see is that our quotation activity is very strong and we have a strong backlog as a foundation. So we are looking to build off of that and those are two keys for our Company for future growth. And if the economy continues to slowly improve we see improvement in those areas and -- but those are the two keys.

We also look at it as far as we have to be successful on some larger project event type projects. And we have some of them in the pipeline that we are working on and we feel we are well-positioned and it is a matter of timing there. But the keys are the quotation activity which leads to the strong bookings and then the backlog that we have going in. And of course the execution once we have these orders.

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-06-12/11:00 a.m. ET
Confirmation # 65160720

Jinming Liu:
OK and I looked at your balance sheet, accounts receivables increased considerably in the third quarter. Was that related to the shipment of some of the $6 million contract late during the quarter? And also, I see the allowance for doubtful accounts increased somewhat during the quarter. Is there anything that we should be concerned about?

Neal Murphy:
Let me take each of those. The first one, it was really very much the timing of our sales. Our sales were more heavily skewed towards the last month of the quarter and so -- but when we look at metrics like days outstanding we're holding firm.  So in terms of the receivable growth, it is really timing in nature.

And nothing other than timing in terms of the bad debt reserve I wouldn't say there is anything to be concerned about there. We don't see it as anything out of the norm.

Jinming Liu:	OK. Thanks a lot.

Operator:	Your next question comes from the line of Gerry Sweeney, Boenning & Scattergood.

Ben Lurio:
This is actually Ben Lurio for Gerry. Just one quick question about SG&A. So SG&A as a percentage of sales keeps continuing to move down. What levels do you guys think this can reach prior to requiring additional investment?

Neal Murphy:
That's a good question. I think we feel like our infrastructure is pretty well in place and our goal is to leverage that infrastructure. And if you take some of the one-time costs out of our second quarter our SG&A has been pretty constant on an absolute basis also. So we think we can -- we have some room where we can grow the top-line without driving our SG&A forward.

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-06-12/11:00 a.m. ET
Confirmation # 65160720

Ben Lurio:	OK, thanks.

Operator:	Your next question comes from the line of Alan Brochstein, A.B. Analytical.

Alan Brochstein:
Thanks for taking my call.  I have a few questions. First of all, I don't know that you provided clarity on international versus domestic. You said they both grew, but can you share a little bit more about that?

Neal Murphy:	Yes, what we indicated more in our comments than in the press release was that our international sales for the quarter were 31 percent.

Alan Brochstein:
Got it, OK. If I missed that, sorry. And, Ray, this one is for you. Pentair has acquired Tyco, and I was just wondering is that an opportunity for you guys or a risk? How do you assess that change in the landscape?

Ray De Hont:
Well, the acquisition of Tyco by Pentair, they are going through the integration which I would assume is taking considerable time and energy. But we do some business with Pentair with some of our smaller divisions already. But as far as an opportunity, a big opportunity, I don't see it right now; down the road it could generate into one.

Alan Brochstein:	So it's not a competitive threat either right now?

Ray De Hont:	No.

Alan Brochstein:
OK. And then, Neal, you are new and I think this is your first full quarter, if I am not mistaken. Can you just share your -- kind of your initial thoughts now that you are hopefully comparable in your job in terms of what you think the biggest opportunities are for you in terms of your new role?

Neal Murphy:	Yes, I'm actually a veteran now of -- I'm a hardened veteran of three quarters now. But --.

Alan Brochstein:	Is that right, it's been that long? Sorry. Anyway, the question still stands. What are your impressions so far?

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-06-12/11:00 a.m. ET
Confirmation # 65160720

Neal Murphy:
I think it's an exciting company. I think we have -- we are playing in some markets that are interesting markets that we are establishing an international presence and a reputation that I think will help us. So I think that we are well-positioned. And the uncertainty that is out there for the general economy that affects everyone is also affecting us. And so, we have done a little bit of belt-tightening to make sure that we are well positioned both for the short-term and the long-term.

Alan Brochstein:	All right, thanks a lot, guys. Good luck.

Operator:	You have a followup question from the line of William Bremer, Maxim Group.

William Bremer:
Gentlemen, I just want to go to the book to bill ratio, 0.82. Was it just the timing? We haven't had a quarter this low -- we'd have to go back to 2008-2009. But really what contributed to the fact that the book to bill came in a little lighter than what we anticipated for the quarter?

Ray De Hont:
When you look at the book to bill as far as you are talking about some of its timing. Some of it is the concern that was there or the caution that was there prior to the election. And now also as far as the concern with what is going to be done on the fiscal cliff. So there was that concern of what is happening? People wanted to see what was happening before they let loose on their orders. And I think that was a big part of it, Bill.

Neal Murphy:
Yes, I would add I think we had a very good bill quarter; we had close to $30 million in sales so the denominator was very nice. And I think the way we have said it in the past, Bill, is that if you look at our history, our backlog, if you just even look over the last three or four years, backlog was hovering $15 million, $16 million, $17 million at the end of the each year.

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-06-12/11:00 a.m. ET
Confirmation # 65160720

We saw a real spike in demand going into the end of last year and built our backlog up to $28 million. And despite sales increases in that 16 percent range year to date we have been able to maintain a pretty healthy backlog.

William Bremer:
Maybe a better way of phrasing the question would be, of the mix here how many of your products are -- or could you say book and burn during the quarter? What type of percent of the quarterly top-line could be a book and burn type scenario?

Ray De Hont:
Well, you are talking -- you're typically talking in our business somewhere in the 60 percent or slightly higher as far as book and ship, book and bill. That is because of the large portion of our consumables and aftermarket parts.

But also when you look at the liquids side of our business, a lot of the equipment there is quick turnaround equipment. And then there is portions of the air side that also have quick turnaround equipment. So you are talking -- you can go 60 percent, as high as 70 percent in a given quarter.

William Bremer:	OK, that is what I was looking for, Ray, thank you.

Ray De Hont:	You're welcome.

Operator:	Your final question is from the line of Herbert Schaffner.

Herbert Schaffner:	A question on the stock price which is hovering around $8.75. Has the Board or yourselves considered this must be a low point for the year, considered buying back some of the stock?

Ray De Hont:
We haven't been active in repurchasing shares, but we do have a plan in place and would not rule it out if we believe it is the best way to increase shareholder value. We are comfortable with the flexibility that the strong balance sheet provides us.

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-06-12/11:00 a.m. ET
Confirmation # 65160720

Herbert Schaffner:	All right, just thought it might be an opportunity at the current price. Thank you.

Ray De Hont:	You're welcome.

Operator:	Thank you. I would now like to turn today's call back over to Mr. De Hont for closing remarks.

Ray De Hont:
Thank you, LaShonda. Once again, thank you for joining us this morning. We hope we have been able to provide you with the useful update on Met-Pro's progress and performance. But if you should have any further questions, please feel free to contact either me or Neal. Thank you.

Operator:	This concludes today's conference call. You may now disconnect.

END